Exhibit 99.2

Synthes, Inc. c/o Synthes GmbH	Eimattstrasse 3 4436 Oberdorf BL Switzerland	Tel. +41 61 965 61 11 Fax +41 61 965 66 00
Proxy Form for the Special Meeting of Shareholders 2011
Thursday, December 15, 2011
I am/we are entitled to vote at the Special Meeting of Stockholders of Synthes, Inc. As of the record date, October 20, 2011, I/we held the following number of shares:
. . . . . . . . . . . . . . . . . . (number of shares)
I/we wish to be represented at the Special Meeting of Shareholders and select one of the below mentioned options:

☐	I/we authorize Synthes, Inc. to represent me/us at the Special Meeting and to vote in line with the proposals of the Board of Directors. If, at the same time, instructions below to proxy holders are filled in, the Company will forward the proxy card to the independent proxy. I/we will return this form, together with the admission card, at the latest by December 8, 2011, to Synthes GmbH, Investor Relations, Eimattstrasse 3, 4436 Oberdorf, Switzerland.

☐	I/we authorize the independent proxy, Dr. Oscar Battegay, lawyer and notary public, Heuberg 7, PO Box 2032, 4001 Basel, Switzerland, phone +41 58 387 95 00, fax +41 58 387 95 99, or a representative designated by him, to represent me/us at the Special Meeting. I/we will send this form, together with the admission card, with my/our instructions below directly to him at the latest by December 8, 2011.

In the absence of other written instructions the independent proxy will vote in line with the proposals of the Board of Directors.

☐	I/we wish to be represented by my/our custodian bank and will send this form with my/our instructions below directly to my/our custodian bank.
Instructions
1.	Adoption of the agreement and plan of merger, dated as of April 26, 2011, as it may be amended from time to time, among Johnson & Johnson, Samson Acquisition Corp., a wholly owned subsidiary of Johnson & Johnson, and Synthes, Inc., pursuant to which Samson Acquisition Corp. will merge with and into Synthes, Inc.

☐ For	☐ Against	☐ Abstain
2.	Adjournment of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

☐ For	☐ Against	☐ Abstain
Proxy forms which are not completely or inaccurately filled out cannot be considered.

Name

Exact Address

Date	Signature

This form is not valid as an admission card to the Special Meeting of Stockholders of Synthes, Inc.
Enclosure: Admission card